Exhibit 10.1

180 Life Sciences Corp. f/k/a

KBL Merger Corp. IV
830 Menlo Avenue, Suite 100

Menlo Park, CA 94025

November 25, 2020

Alpha Capital Anstalt

Lettstrasse 32

9490 Vaduz

Liechtenstein

Dominion Capital LLC

256 West 38th Street, 15th Floor

New York, NY 10018-9844

Gentlemen:

Reference is made to (a) that certain Securities Purchase Agreement (as modified from time to time, the “June Purchase Agreement”), dated as of June 12, 2020, among KBL Merger Corp. IV (n/k/a 180 Life Sciences Corp. (the “Company”), Dominion Capital LLC and Kingsbrook Opportunities Master Fund LP (each, individually, a “June Purchaser” and collectively, together with their successors and permitted assigns, the “June Purchasers”) providing for, among other things, the issuance at the First Closing, (i) Senior Secured Convertible Promissory Notes (as modified from time to time, the “June Senior Convertible Notes”) and (ii) Senior Secured Convertible Extension Promissory Notes (as modified from time to time, the “Extension Notes” and together with the June Senior Convertible Notes, herein referred to collectively as the “June Notes”), and (iii) June Commitment Shares, and at the Second Closing, shares of the Company’s Series A Convertible Preferred Stock to Dominion Capital LLC (as modified from time to time, the “Preferred Stock”) (b) the Designations, Preferences and Rights of the Series A Convertible Preferred Stock of the Company as set forth in the Second Amended and Restated Certificate of Incorporation of the Company (the “COD”) relative to the Preferred Stock, (c) that certain Securities Purchase Agreement (as modified from time to time, the “September Purchase Agreement”), dated as of September 8, 2020, between the Company and Alpha Capital Anstalt (“Alpha”) providing for, among other things, the issuance at the Closing of, (i) a Senior Secured Convertible Promissory Note (as modified from time to time, the “Alpha Senior Convertible Note”) (the Alpha Senior Convertible Note and together with the June Notes are hereinafter collectively referred to as the “Notes”) and (ii) Alpha Commitment Shares. Certain capitalized terms used herein but not otherwise defined have the meanings given to such terms in the June Purchase Agreement.

This letter agreement (this “Letter Agreement”) confirms our agreement to the following:

(1)              In accordance with Section 6.3(b) of the June Purchase Agreement, Dominion Capital LLC, as the Required Purchasers (as defined in the June Purchase Agreement), hereby agrees to amend the second sentence in Section 4(b) of each of the June Notes to read as follows:

“. .. . .In addition to any other adjustments described in this Section 4(b), the Fixed Conversion Price shall be subject to adjustment as follows: (i) before ninety (90) days following the Company’s completion of its contemplated business combination as initially reported in the Company’s Current Report on Form 8-K filed with the Commission on July 23, 2019 (the “Business Combination”), the Conversion Price shall be equal to the lower of (A) 96% of the lowest VWAP of the Company’s Common Stock during the five (5) Trading Day period ending on the Trading Day immediately prior to the Conversion Date and (B) $5.28, provided, however, that in no event shall the Fixed Conversion Price be lower than $2.00, and (ii) after ninety (90) days following the Company’s completion of its contemplated Business Combination, the Conversion Price shall equal the lowest VWAP of the Company’s Common Stock during the five (5) Trading Day period ending on the Trading Day immediately prior to the Conversion Date, provided, however, that in no event shall the Fixed Conversion Price be lower than $2.00.”

(2)              Each of the parties hereto agrees to waive without any further action any covenant contained in any Transaction Documents (as defined in the June Purchase Agreement or the September Purchase Agreement) that would prevent the amendment of the June Notes described in clause (1) and the carrying out the transactions contemplated thereby.

(3)              Each of the parties hereto acknowledges and agrees that the amendment of the June Notes and the carrying out of the transactions contemplated thereby will not cause an Event of Default, (as defined in any Note) under any Note.

The Company hereby agrees, for itself and its Subsidiaries, that the Guarantors continue to guaranty, pursuant to the Guaranty, as primary obligor and not as surety, the full and punctual payment when due of the obligations owing under the Notes and the other Transaction Documents as modified hereby (as limited by the original terms of the Guaranty) and that the terms hereof shall not affect in any way their obligations and liabilities, as expressly modified hereby, under the applicable Transaction Documents. The Company, for itself and its Subsidiaries, hereby reaffirms (a) all such obligations and liabilities, and agrees that such obligations and liabilities shall remain in full force and effect and (b) the security interests granted under the applicable Transaction Documents, and agrees that such security interests shall continue to secure such obligations and liabilities.

This Letter Agreement is a Transaction Document and is limited as written. As of the date first written above, each reference in the Purchase Agreement or any other applicable Transaction Document to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Transaction Documents to such Purchase Agreement or other Transaction Document (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall refer to the Purchase Agreement as modified thereby, and this Letter Agreement and the Purchase Agreement shall be read together and construed as a single agreement. The execution, delivery and effectiveness of this Letter Agreement shall not, except as expressly provided herein, (A) waive or modify any right, power or remedy under, or any other provision of, any Transaction Document or (B) commit or otherwise obligate any Purchaser to enter into or consider entering into any other amendment, waiver or modification of any Transaction Document.

All communications and notices hereunder shall be given as provided in the applicable Transaction Documents. This Letter Agreement (a) shall be governed by and construed in accordance with the law of the State of New York, (b) is for the exclusive benefit of the parties hereto and the other Purchasers and beneficiaries of the Purchaser Agreement and, together with the other Transaction Documents, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the applicable Transaction Documents (and any attempt to assign this Letter Agreement without such writing shall be null and void), (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and it should not be construed against any of its drafters and (e) shall survive the satisfaction or discharge of the amounts owing under the applicable Transaction Documents. The fact that any term or provision of this Letter Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

[SIGNATURE PAGES FOLLOW]

Kindly confirm your agreement with the above by signing in the space indicated below and by sending a partially executed copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

180 LIFE SCIENCES CORP.

By:	/s/ James N. Woody, M.D., Ph.D.
Name: James N. Woody, M.D., Ph.D.
Title: Chief Executive Officer

Acknowledged and Agreed:

Dominion Capital LLC

By: Dominion Capital Holdings LLC, its Adviser

By:	/s/ Mikhail Gurevich
Mikhail Gurevich, Authorized Signatory

Alpha Capital Anstalt

By:	/s/ Konrad Ackermann
Name: Konrad Ackermann
Title: Director

Cc:

Kingsbrook Opportunities Master Fund LP

689 Fifth Avenue, 12th Floor

New York, NY 10022

4